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                                                                      Exhibit 99


[Wyeth Logo]                                            N E W S  R E L E A S E


IMMEDIATE RELEASE

Media Contact:                              Investor Contact:
Natalie de Vane                             Justin Victoria
Wyeth                                       Wyeth
(484) 865-5139                              (973) 660-5340

Douglas Petkus
Wyeth Pharmaceuticals
(484) 865-5140


              Wyeth Confirms Support for Proposed Seventh Amendment
                        to National Diet Drug Settlement

                  Amendment Must Still Undergo Judicial Review


     Madison, N.J., January 10, 2005 - Wyeth (NYSE: WYE) today confirmed that it would support the proposed Seventh Amendment to the National Diet Drug Settlement, clearing the way for a fairness hearing on the Amendment scheduled for January 18 before Judge Harvey Bartle III of the Eastern District of Pennsylvania. Wyeth's deadline for exercising its walkaway right to the Amendment was January 8.

     Executed in May 2004, the Seventh Amendment to the Settlement Agreement would create a new claims processing structure, funding arrangement and payment schedule for Matrix Level I or II claims, the least serious but most numerous claims in the Settlement. The Court granted preliminary approval of the Amendment on August 26, 2004, and directed that notice be provided to the class. Class members had until November 9, 2004 to decide whether to be subject to the Amendment or to opt out and remain bound by the terms of the original Settlement Agreement. Class members who have pending more serious claims (Matrix Level III-V) are not affected by the Seventh Amendment and would remain eligible to have those claims processed under the existing Settlement Agreement and receive the current Matrix amounts, if those claims are found to be valid. The Settlement Trust is a separate legal entity and operates completely independently of Wyeth.

     "Although the proposed Amendment must undergo further judicial review, we are encouraged by the greater than 95 percent level of participation by class members in the Settlement," says Lawrence V. Stein, Senior Vice President and General Counsel of Wyeth. "The proposed Amendment ensures that the large majority of class members who have less serious claims will receive compensation on a streamlined basis. And it preserves funds in the existing Trust for the more serious claims. It also would help resolve much of the uncertainty that has surrounded the diet drug settlement - for both class members and for Wyeth."

     If approved by the courts, the proposed Seventh Amendment would include the following key terms:

     o The Amendment would create a new Supplemental Fund, to be administered by a Fund Administrator appointed by the District Court. Following approval by the federal court overseeing the Settlement and any appellate courts, the Company would ultimately deposit a total of $1,275.0 million, net of certain credits, into the Supplemental Fund;



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     o    All current matrix Level I and II claimants who qualify under the
          Seventh Amendment, who pass the supplemental Fund's medical review and who otherwise satisfy the requirements of the Settlement, would receive a pro rata share of the $1,275.0 million Supplemental Fund, after deduction of certain expenses and other amounts from the Supplemental Fund. The pro rata amount would vary depending upon the number of claimants who pass medical review, the nature of their claims, their age and other factors. A Seventh Amendment participant who does not qualify for a payment after such medical review would be paid $2,000 from the Supplemental Fund;

     o The Amendment would preclude future Level I and Level II matrix claims. Participating class members who in the future may have become eligible to file Level I and Level II matrix claims would receive a $2,000 payment from the Settlement Trust; such payments would be funded by the Company apart from its other funding obligations under the national settlement;

     o If the participants in the Seventh Amendment have heart valve surgery or certain other more serious medical conditions by December 31, 2011, they would remain eligible to submit claims to the existing Settlement Trust and be paid the current matrix amounts if they qualify for such payments under terms modified by the Seventh Amendment. In the event the existing Settlement Trust is unable to pay those claims, the Company would guarantee payment; and

     o All class members who participate in the Seventh Amendment would give up any further opt-out rights. Approval of the Seventh Amendment would also preclude any lawsuits by the Trust or the Company to recover any amounts previously paid to class members by the Trust, as well as terminate the Claims Integrity Program as to all claimants who participate in the Seventh Amendment.

     The Company is evaluating potential additional charges relating to the diet drug litigation in connection with the preparation of its year-end financial statements.

     Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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